FOR IMMEDIATE RELEASE
May 22, 2001

SAUER-DANFOSS INC. ANNOUNCES SECOND QUARTER DIVIDEND OF $0.07 PER SHARE

AMES, Iowa, USA, May 22, 2001—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the second quarter ended July 1, 2001.  The dividend is payable on July 16, 2001, to stockholders of record as of June 29, 2001.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President – Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance – Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet:  http://www.sauer-danfoss.com